Exhibit 99.1

FOR IMMEDIATE RELEASE	March 21, 2006

PROPEX FABRICS INC. ANNOUNCES NEW CEO

Austell, GA, March 21, 2006 — Joseph F. Dana has been named President and Chief Executive Officer of Propex Fabrics Inc. (the Company), effective March 20, 2006. Mr. Dana was also appointed as a director of the Company effective as of the same date. Mr. Dana, currently Vice President and Chief of North American Operations, joined the Company when it acquired SI Concrete Systems Corporation and SI Geosolutions Corporation on January 31, 2006.

With the acquisition of SI, the Company was fortunate to have two strong leaders in Messrs. Ed Stanczak and Joe Dana. In recognition of Mr. Dana’s considerable industry experience, the Board of Directors and Mr. Stanczak mutually agreed that extensive industry knowledge would be critical to leading the company through the next stage of its growth and that Mr. Stanczak would resign his position as President and CEO.

Propex Board Chairman George W. Henderson III said, “We are grateful to Ed for his valuable contribution during this period of transition. His leadership was instrumental in the successful acquisition of SI and the pending divestiture of the Roanoke, Alabama carpet backing facility to a Mohawk Industries affiliate. We wish Ed much success in future endeavors.” Mr. Stanczak remains a consultant to the Company.

Prior to joining the Company, Mr. Dana, 58, was President and Chief Executive Officer of SI Concrete Systems Corporation and SI Geosolutions Corporation, which were formed in October 2005 as part of the reorganization of the former SI Corporation. Mr. Dana joined SI Corporation as Chief Operating Officer in June 1997 and was promoted to President in August 1999. He assumed the role of Chief Executive Officer in January 2001. Mr. Dana served as SI’s external General Counsel from 1986 to 1997 and was a member of SI’s Board of Directors since 1993. He earned a bachelor’s degree and a law degree from the University of Georgia.

Propex Fabrics Inc. is the leading manufacturer of woven and non-woven polypropylene carpet back and industrial fabrics with 20 manufacturing, distribution and office facilities worldwide and over 4000 employees.

Contact: Philip D. Barnes, Chief Financial Officer